Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2011 RESULTS

JASPER, IN (November 5, 2010) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $294.7 million and net income of $0.5 million, or $0.01 per Class B diluted share, for the first quarter of fiscal year 2011 which ended September 30, 2010.  Net income for the fiscal year 2011 first quarter included $0.1 million of after-tax restructuring expense, or $0.01 per Class B diluted share.

Consolidated Overview

Financial Highlights (Dollars in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2010	% of Sales	September 30, 2009	% of Sales	Percent Change
Net Sales	$294,676		$274,659		7%
Gross Profit	$47,147	16.0%	$47,184	17.2%	0%
Selling and Administrative Expense	$47,340	16.1%	$46,066	16.8%	3%
Restructuring Expense	$117	0.0%	$486	0.2%	(76)%
Operating Income (Loss)	$(310)	(0.1)%	$632	0.2%	(149)%
Net Income	$456	0.2%	$1,774	0.6%	(74)%
Earnings Per Class B Diluted Share	$0.01		$0.05		(80)%

Non-GAAP Financial Measures (see reconciliation tables below)
Operating Income (Loss) excluding Restructuring Charges	$(193)	(0.1)%	$1,118	0.4%	(117)%
Net Income excluding Restructuring Charges	$526	0.2%	$2,066	0.8%	(75)%
Earnings Per Class B Diluted Share excluding Restructuring Charges	$0.02		$0.06		(67)%

  Net sales in the first quarter of fiscal year 2011 increased 7% in both the Electronic Manufacturing Services (EMS) segment and in the Furniture segment.  Sequentially, consolidated net sales in the first quarter of fiscal year 2011 increased 1% over the most recent fourth quarter as a 12% increase in net sales in the Furniture segment was partially offset by a 5% reduction in net sales in the EMS segment.

  First quarter gross profit as a percent of net sales declined in comparison to the prior year due to lower margins in the Furniture segment resulting primarily from competitive pricing pressures, commodity and freight cost increases and higher employee benefit costs.

  Consolidated first quarter selling and administrative expenses increased 3% compared to the prior year primarily due to higher advertising and product marketing costs and increased employee benefit costs.  As a percent of sales, fiscal year 2011 first quarter consolidated selling and administrative expenses declined compared to the prior year.

  Other Income/Expense for the first quarter of fiscal year 2011 was income of $0.8 million compared to income of $2.0 million in the prior year first quarter.  The reduction in income from the prior year was primarily related to volatility in the European foreign exchange rates which impact the EMS segment.

  The Company's effective tax rate of 7.3% for the current year first quarter was impacted by relatively low pre-tax income coupled with a favorable foreign deferred tax valuation allowance adjustment of $0.1 million.

  Operating cash flow for the first quarter of fiscal year 2011 was a cash outflow of $10.4 million compared to a cash inflow of $12.5 million in the first quarter of the prior year.  The cash outflow in the current year first quarter was primarily driven by higher inventory levels in the EMS segment associated with customer requested shipping delays, the ramp up of certain programs, and the transfer of production among the Company's EMS facilities.

  The Company's cash and short-term investments declined to $53.3 million at September 30, 2010 compared to $67.8 million at June 30, 2010.  Long-Term Debt including Current Maturities is $0.3 million.  The Company had no short-term borrowings outstanding at September 30, 2010 or June 30, 2010.

James C. Thyen, Chief Executive Officer and President, stated, "We were pleased to see our Furniture segment return to profitability in the first quarter.  We have seen increased momentum in order rates of both office and hospitality furniture during the quarter.  In our EMS segment, after posting two very strong quarters at the end of last fiscal year, this segment recorded a small net loss for the first quarter.  We had unanticipated sharp demand changes of a few customer programs coupled with supply chain allocation.  We chose to sustain our excellent service to our customers and incurred extra charges.  We also had customer requested shipping delays in the EMS segment in the latter half of the first quarter which pushed some shipments into the second quarter."

Mr. Thyen concluded, "There continues to be economic uncertainty, but we are seeing some stability.  We are well-positioned in our markets and intend to take advantage of market opportunities as they arise, sharpening our execution, while continuing to make investments for growth."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in Thousands)	Three Months Ended
	September 30, 2010	September 30, 2009	Percent Change
Net Sales	$177,867	$165,486	7%
Operating Income (Loss)	$173	$(745)	123%
Net Income (Loss)	$(248)	$(219)	(13)%
Non-GAAP Financial Measures Reconciliation
Operating Income (Loss)	$173	$(745)	123%
Add: Pre-tax Restructuring Charges	$98	$459	(79)%
Operating Income (Loss) Excluding Restructuring Charges	$271	$(286)	195%

  First quarter net sales in the EMS segment increased 7% over the first quarter of the prior year with increased sales to customers in the medical, industrial control and public safety industries.  First quarter net sales to customers in the automotive industry declined compared to the prior year which was aided by an increase in sales related to the government stimulus programs.

  Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2011 increased over the first quarter of the prior year primarily due to improved cost absorption resulting from the increased volumes.  Partially offsetting the favorable impact of the higher volumes, the Company incurred higher component costs and expedited freight charges resulting from the inventory component shortages and allocations within the industry.

Selling and administrative costs in this segment increased 8% in the first quarter when compared to the prior year primarily related to increased labor and employee benefit costs.

Furniture Segment

Financial Highlights (Dollars in Thousands)	Three Months Ended
	September 30, 2010	September 30, 2009	Percent Change
Net Sales	$116,809	$109,166	7%
Operating Income (Loss)	$1,075	$2,941	(63)%
Net Income (Loss)	$589	$1,780	(67)%

  Fiscal year 2011 first quarter net sales of furniture products increased 7% compared to the prior year on increased sales of office furniture.  Sequentially, first quarter fiscal year 2011 net sales in this segment increased 12% over the fourth quarter of fiscal year 2010 on higher sales of both office and hospitality furniture.

  Gross profit as a percent of net sales declined in the Furniture segment in the first quarter of fiscal year 2011 when compared to the prior year resulting from increased discounting due to competitive pricing pressures, higher employee benefit costs, and higher commodity and freight costs.  A sales mix shift to higher margin product partially mitigated the gross profit decline.

  Selling and administrative costs in this segment for the first quarter of fiscal year 2011 increased 1% when compared to the prior year on higher advertising and product marketing costs and increased employee benefit costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The three non-GAAP financial measures on a consolidated basis used within this release include 1) operating income (loss) excluding restructuring charges, 2) net income excluding restructuring charges and 3) earnings per Class B diluted share excluding restructuring charges.  The non-GAAP financial measures on a segment basis used within this release include operating income (loss) excluding restructuring charges.  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the table above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans.  Excluding these charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2010 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 11:00 AM Eastern Time today, November 5, 2010.  To listen to the live conference call, dial 866-700-6067, or for international calls, dial 617-213-8834.  The pass code to access the call is "Kimball".  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 19, 2010, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 21852784.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.  The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the first quarter ended September 30, 2010, follow:
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Dollars in Thousands, except per share data)	September 30, 2010		September 30, 2009
Net Sales	$ 294,676	100.0%	$ 274,659	100.0%
Cost of Sales	247,529	84.0%	227,475	82.8%
Gross Profit	47,147	16.0%	47,184	17.2%
Selling and Administrative Expenses	47,340	16.1%	46,066	16.8%
Restructuring Expense	117	0.0%	486	0.2%
Operating Income (Loss)	(310)	(0.1)%	632	0.2%
Other Income-net	802	0.3%	1,986	0.7%
Income Before Taxes on Income	492	0.2%	2,618	0.9%
Provision for Income Taxes	36	0.0%	844	0.3%
Net Income	$ 456	0.2%	$ 1,774	0.6%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.01		$ 0.04
Class B	$ 0.01		$ 0.05
Diluted Earnings Per Share:
Class A	$ 0.01		$ 0.04
Class B	$ 0.01		$ 0.05

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,680		37,313
Diluted	37,764		37,508

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Dollars in Thousands)	2010	2009
Net Cash Flow (used for) provided by Operating Activities	$ (10,368)	$ 12,507
Net Cash Flow used for Investing Activities	(6,420)	(12,179)
Net Cash Flow used for Financing Activities	(2,068)	(1,936)
Effect of Exchange Rate Change on Cash and Cash Equivalents	4,213	1,897
Net (Decrease) Increase in Cash and Cash Equivalents	(14,643)	289
Cash and Cash Equivalents at Beginning of Period	65,342	75,932
Cash and Cash Equivalents at End of Period	$ 50,699	$ 76,221

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30,	June 30,
(Dollars in Thousands)	2010	2010
ASSETS
Cash, cash equivalents and short-term investments	$ 53,295	$ 67,838
Receivables, net	146,269	154,343
Inventories	167,391	146,406
Prepaid expenses and other current assets	45,926	43,776
Assets held for sale	1,160	1,160
Property and Equipment, net	192,717	186,999
Goodwill	2,567	2,443
Other Intangible Assets, net	7,896	8,113
Other Assets	25,439	25,673
Total Assets	$ 642,660	$ 636,751

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 62	$ 61
Accounts payable	180,205	178,693
Dividends payable	1,833	1,828
Accrued expenses	53,310	52,923
Long-term debt, less current maturities	286	299
Other	23,646	25,519
Share Owners' Equity	383,318	377,428
Total Liabilities and Share Owners' Equity	$ 642,660	$ 636,751

Components of Other Income, net	Three Months Ended
(Unaudited)	September 30,
(Dollars in Thousands)	2010	2009
Interest Income	$ 220	$ 277
Interest Expense	(20)	(15)
Foreign Currency/Derivative Gain (Loss)	(476)	327
Gain on Supplemental Employee Retirement Plan Investment	1,221	1,517
Other Non-Operating Expense	(143)	(120)
Other Income, net	$ 802	$ 1,986

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in Thousands, except per share)

Operating Income (Loss) excluding Restructuring Charges	Three Months Ended
	September 30,
	2010	2009
Operating Income (Loss), as reported	$ (310)	$ 632
Pre-tax Restructuring Charges	117	486
Operating Income (Loss) excluding Restructuring Charges	$ (193)	$ 1,118

Net Income excluding Restructuring Charges	Three Months Ended
	September 30,
	2010	2009
Net Income, as reported	$ 456	$ 1,774
Restructuring Charges, Net of Tax	70	292
Net Income excluding Restructuring Charges	$ 526	$ 2,066

Earnings Per Class B Diluted Share excluding Restructuring Charges	Three Months Ended
	September 30,
	2010	2009
Earnings per Class B Diluted Share, as reported	$ 0.01	$ 0.05
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.01
Earnings Per Class B Diluted Share excluding Restructuring Charges	$ 0.02	$ 0.06